Floor & Decor Holdings, Inc. Announces Third Quarter Fiscal 2020 Financial Results
•Net sales increased 31.4% from the third quarter of fiscal 2019 to $684.8 million
•Comparable store sales increased 18.4% from the third quarter of fiscal 2019
•Diluted earnings per share (“EPS”) increased 66.7% to $0.65 from $0.39 in the third quarter of fiscal 2019; Adjusted diluted EPS* increased 107.4% to $0.56 from $0.27 in the third quarter of fiscal 2019
ATLANTA--(BUSINESS WIRE)--October 29, 2020--Floor & Decor Holdings, Inc. (NYSE: FND) (“We,” “Our,” the “Company,” or “Floor & Decor”) announces its financial results for the third quarter of fiscal 2020, which ended September 24, 2020.
Tom Taylor, Chief Executive Officer, stated, “We are very pleased with our fiscal 2020 third quarter earnings results, which reflected broad-based accelerating sales momentum throughout the quarter and strong earnings flow through. Our fiscal 2020 third quarter comparable store sales increased 18.4%. We are very pleased with our third quarter comparable store sales growth exit rate and the start to our fiscal 2020 fourth quarter. Our year-to-date comparable store sales through the third quarter of fiscal 2020 were flat with last year, a remarkable accomplishment considering COVID’s considerable impact to the operation of our stores in the second quarter of fiscal 2020. Our third quarter net sales increased to $684.8 million, an increase of 31.4% from the third quarter of fiscal 2019. Our third quarter adjusted EBITDA* improved meaningfully to a record $106.7 million, an increase of 86.8% from the third quarter of fiscal 2019. These strong third quarter earnings are the direct result of our associates’ responding tirelessly to the surging demand and the cross-functional collaboration among all our teams. We are encouraged that housing market conditions improved in the third quarter from low interest rates, the secular demand for housing and from homeowners’ undertaking projects to repurpose and personalize their homes to work, learn, exercise and play. These factors, among others, leave us optimistic about the remainder of fiscal 2020.”
Mr. Taylor continued, “We opened three new warehouse stores and one design center in the third quarter of fiscal 2020 and remain pleased with the performance of our new stores. We are on track to open a total of 13 new warehouse stores and one design center in fiscal 2020 and intend to grow our new warehouse stores by approximately 20% annually in fiscal 2021 and for the next several years.”
Please see “Comparable Store Sales” below for information on how the Company calculates its comparable store sales growth.
For the Thirteen Weeks Ended September 24, 2020
•Net sales increased 31.4% to $684.8 million from $521.1 million in the third quarter of fiscal 2019. Comparable store sales increased 18.4%.
•The Company opened three new warehouse-format stores and one design center during the third quarter of fiscal 2020, ending the quarter with 128 warehouse-format stores and two design centers.
•Operating income increased 151.0% to $78.8 million from $31.4 million in the third quarter of fiscal 2019. Operating margin increased 550 basis points to 11.5%.
•Net income increased 67.8% to $68.8 million compared to $41.0 million in the third quarter of fiscal 2019. Diluted EPS was $0.65 compared to $0.39 in the third quarter of fiscal 2019.
•Adjusted net income* increased 111.8% to $59.4 million compared to $28.1 million in the third quarter of fiscal 2019.
•Adjusted diluted EPS* was $0.56 compared to $0.27 in the third quarter of fiscal 2019, an increase of 107.4%.
•Adjusted EBITDA* increased 86.8% to $106.7 million compared to $57.1 million in the third quarter of fiscal 2019.
For the Thirty-nine Weeks Ended September 24, 2020
•Net sales increased 12.1% to $1,702.1 million from $1,518.5 million in the same period of fiscal 2019. Comparable store sales growth was flat compared to the same period of fiscal 2019.
•The Company opened eight new warehouse-format stores and one design center during the thirty-nine weeks ended September 24, 2020.
•Operating income increased 25.2% to $146.6 million from $117.1 million in the same period of fiscal 2019. Operating margin increased 90 basis points to 8.6%.
•Net income increased 19.6% to $137.8 million compared to $115.3 million in the same period of fiscal 2019. Diluted EPS was $1.30 compared to $1.10 in the same period of fiscal 2019.
•Adjusted net income* increased 16.9% to $109.2 million compared to $93.4 million in the same period of fiscal 2019.
•Adjusted diluted EPS* was $1.03 compared to $0.89 in the same period of fiscal 2019, an increase of 15.7%.
•Adjusted EBITDA* increased 22.6% to $225.4 million compared to $183.8 million in the same period of fiscal 2019.
*Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

The COVID-19 Pandemic Impact on Floor & Decor’s Business Outlook: The COVID-19 pandemic had a material negative impact on our financial results during the first two quarters of fiscal 2020. While our financial results improved during the third quarter of fiscal 2020 relative to the first half of the year, the full impact that the pandemic could have on our business remains highly uncertain. We continue to monitor the situation closely with regards to our associates, customers, business partners, and supply chain. However, given the evolving nature of the pandemic and uncertainty regarding its potential severity and duration, the full financial impact of the pandemic on our business cannot be reasonably estimated at this time.
Conference Call Details
A conference call to discuss the third quarter fiscal 2020 financial results is scheduled for today, October 29, 2020, at 5:00 p.m. Eastern Time. A live audio webcast of the conference call, together with related materials, will be available online at ir.flooranddecor.com.
A recorded replay of the conference call is expected to be available approximately two hours following the conclusion of the call and can be accessed both online at ir.flooranddecor.com and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13710466. The replay will be available until November 5, 2020.

About Floor & Decor Holdings, Inc.
Floor & Decor is a multi-channel specialty retailer operating 128 warehouse-format stores and two design centers across 30 states at the end of the third quarter of fiscal 2020. The Company offers a broad assortment of in-stock hard-surface flooring, including tile, wood, laminate/luxury vinyl plank, and natural stone along with decorative and installation accessories, at everyday low prices. The Company was founded in 2000 and is headquartered in Atlanta, Georgia.
Comparable Store Sales
Comparable store sales refer to period-over-period comparisons of our net sales among the comparable store base and is based on when the customer obtains control of the product, which is typically at the time of sale. A store is included in the comparable store sales calculation on the first day of the thirteenth full fiscal month following a store’s opening, which is when we believe comparability has been achieved. Since our e-commerce sales are fulfilled by individual stores, they are included in comparable store sales only to the extent the fulfilling store meets the above mentioned store criteria. Changes in our comparable store sales between two periods are based on net sales for stores that were in operation during both of the two periods. Any change in square footage of an existing comparable store, including remodels and relocations, does not eliminate that store from inclusion in the calculation of comparable store sales. Stores that are closed temporarily and relocated within their primary trade areas are included in comparable store sales. Additionally, any stores that were permanently closed during the current or prior fiscal year are excluded from the definition of comparable stores.
Non-GAAP Financial Measures
Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA (which are shown in the reconciliations below) are presented as supplemental measures of financial performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP"). We define Adjusted net income as net income adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance and the tax effect related to those items. We define Adjusted diluted EPS as Adjusted net income divided by weighted average shares outstanding. We define EBITDA as net income before interest, loss (gain) on early extinguishment of debt, taxes, depreciation and amortization. We define Adjusted EBITDA as net income before interest, loss (gain) on early extinguishment of debt, taxes, depreciation and amortization, adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance. Reconciliations of these measures to the most directly comparable GAAP financial measure are set forth in the tables below.
Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are key metrics used by management and our board of directors to assess our financial performance and enterprise value. We believe that Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are useful measures, as they eliminate certain items that are not indicative of our core operating performance and facilitate a comparison of our core operating performance on a consistent basis from period to period. We also use Adjusted EBITDA as a basis to determine covenant compliance with respect to our credit facilities, to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are also used by analysts, investors and other interested parties as performance measures to evaluate companies in our industry.
Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are non-GAAP measures of our financial performance and should not be considered as alternatives to net income or diluted EPS as a measure of financial performance, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted net income, EBITDA and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management's discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA, such as stock compensation expense, loss on asset impairments and disposals, and other adjustments. Our presentation of Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA differ among companies in the retail industry, and therefore Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA disclosed by us may not be comparable to the metrics disclosed by other companies.
Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

Floor & Decor Holdings, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	9/24/2020		9/26/2019		% Increase (Decrease)
	Actual	% of Sales	Actual	% of Sales
Net sales	$684,847	100.0%	$521,093	100.0%	31.4%
Cost of sales	390,219	57.0	307,305	59.0	27.0
Gross profit	294,628	43.0	213,788	41.0	37.8
Operating expenses:
Selling and store operating	171,513	25.0	136,958	26.3	25.2
General and administrative	39,286	5.7	37,246	7.1	5.5
Pre-opening	5,027	0.7	8,184	1.6	(38.6)
Total operating expenses	215,826	31.5	182,388	35.0	18.3
Operating income	78,802	11.5	31,400	6.0	151.0
Interest expense, net	2,024	0.3	1,978	0.4	2.3
Income before income taxes	76,778	11.2	29,422	5.6	161.0
Provision (benefit) for income taxes	8,004	1.2	(11,552)	(2.2)	NM
Net income	$68,774	10.0%	$40,974	7.9%	67.8%
Basic weighted average shares outstanding	103,180		100,137
Diluted weighted average shares outstanding	106,379		105,180
Basic earnings per share	$0.67		$0.41		63.4%
Diluted earnings per share	$0.65		$0.39		66.7%

	Thirty-nine Weeks Ended
	9/24/2020		9/26/2019		% Increase (Decrease)
	Actual	% of Sales	Actual	% of Sales
Net sales	$1,702,136	100.0%	$1,518,454	100.0%	12.1%
Cost of sales	974,784	57.3	885,469	58.3	10.1
Gross profit	727,352	42.7	632,985	41.7	14.9
Operating expenses:
Selling and store operating	463,036	27.2	398,984	26.3	16.1
General and administrative	103,857	6.1	98,364	6.5	5.6
Pre-opening	13,894	0.8	18,580	1.2	(25.2)
Total operating expenses	580,787	34.1	515,928	34.0	12.6
Operating income	146,565	8.6	117,057	7.7	25.2
Interest expense, net	6,134	0.4	7,122	0.5	(13.9)
Gain on early extinguishment of debt	(1,015)	(0.1)	—	—	NM
Income before income taxes	141,446	8.3	109,935	7.2	28.7
Provision (benefit) for income taxes	3,605	0.2	(5,355)	(0.4)	NM
Net income	$137,841	8.1%	$115,290	7.6%	19.6%
Basic weighted average shares outstanding	102,308		98,855
Diluted weighted average shares outstanding	105,808		104,812
Basic earnings per share	$1.35		$1.17		15.4%
Diluted earnings per share	$1.30		$1.10		18.2%
NM – Not Meaningful

Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	As of September 24, 2020	As of December 26, 2019
Assets
Current assets:
Cash and cash equivalents	$271,126	$27,037
Income taxes receivable	25,722	2,868
Receivables, net	55,293	69,301
Inventories, net	598,461	581,865
Prepaid expenses and other current assets	23,367	20,415
Total current assets	973,969	701,486
Fixed assets, net	506,789	456,289
Right-of-use assets	890,148	822,256
Intangible assets, net	109,275	109,299
Goodwill	227,447	227,447
Other assets	6,768	7,532
Total long-term assets	1,740,427	1,622,823
Total assets	$2,714,396	$2,324,309
Liabilities and stockholders’ equity
Current liabilities:
Current portion of term loans	$2,745	$—
Current portion of lease liabilities	92,809	74,592
Trade accounts payable	362,457	368,459
Accrued expenses and other current liabilities	150,054	102,807
Deferred revenue	10,853	6,683
Total current liabilities	618,918	552,541
Term loans	206,793	142,606
Lease liabilities	914,701	844,269
Deferred income tax liabilities, net	40,551	18,378
Other liabilities	1,928	2,179
Total long-term liabilities	1,163,973	1,007,432
Total liabilities	1,782,891	1,559,973
Stockholders’ equity
Capital stock:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at September 24, 2020 and December 26, 2019	—	—
Common stock Class A, $0.001 par value; 450,000,000 shares authorized; 103,909,036 shares issued and outstanding at September 24, 2020 and 101,457,858 issued and outstanding at December 26, 2019	104	101
Common stock Class B, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at September 24, 2020 and December 26, 2019	—	—
Common stock Class C, $0.001 par value; 30,000,000 shares authorized; 0 shares issued and outstanding at September 24, 2020 and December 26, 2019	—	—
Additional paid-in capital	399,489	370,413
Accumulated other comprehensive income (loss), net	56	(193)
Retained earnings	531,856	394,015
Total stockholders’ equity	931,505	764,336
Total liabilities and stockholders’ equity	$2,714,396	$2,324,309

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirty-nine Weeks Ended
	September 24, 2020	September 26, 2019
Operating activities
Net income	$137,841	$115,290
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,249	53,297
Gain on early extinguishment of debt	(1,015)	—
Loss on asset impairments and disposals, net	84	4,111
Deferred income taxes	22,173	(6,644)
Interest cap derivative contracts	264	323
Stock-based compensation expense	11,542	6,660
Changes in operating assets and liabilities:
Receivables, net	14,008	6,166
Inventories, net	(16,596)	(12,943)
Trade accounts payable	(6,002)	4,847
Accrued expenses and other current liabilities	40,331	26,209
Income taxes	(22,849)	(4,871)
Deferred revenue	4,170	3,579
Other, net	18,485	13,570
Net cash provided by operating activities	269,685	209,594
Investing activities
Purchases of fixed assets	(109,653)	(141,015)
Net cash used in investing activities	(109,653)	(141,015)
Financing activities
Borrowings on revolving line of credit	275,000	100,100
Payments on revolving line of credit	(275,000)	(100,100)
Proceeds from term loans	75,000	—
Payments on term loans	(1,598)	(2,625)
Proceeds from exercise of stock options	15,193	15,063
Debt issuance costs	(6,882)	—
Proceeds from employee stock purchase plan	2,344	2,445
Net cash provided by financing activities	84,057	14,883
Net increase in cash and cash equivalents	244,089	83,462
Cash and cash equivalents, beginning of the period	27,037	644
Cash and cash equivalents, end of the period	$271,126	$84,106
Supplemental disclosures of cash flow information
Buildings and equipment acquired under operating leases	$129,803	$177,953
Cash paid for interest, net of capitalized interest	$4,897	$5,726
Cash paid for income taxes, net of refunds	$4,272	$12,125
Fixed assets accrued at the end of the period	$26,441	$23,394

Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except EPS)
(Unaudited)
Adjusted net income and Adjusted diluted EPS

	Thirteen Weeks Ended
	9/24/2020	9/26/2019
Net income (GAAP):	$68,774	$40,974
COVID-19 costs (a)	571	—
Secondary offering costs (b)	266	75
Store support center relocation and distribution center closure (f)	—	1,969
Operating lease right-of-use asset impairment (g)	—	4,136
Tax benefit of stock option exercises (h)	(9,695)	(17,670)
Tax impact of adjustments to net income (j)	(473)	(1,424)
Adjusted net income	$59,443	$28,060
Diluted weighted average shares outstanding	106,379	105,180
Adjusted diluted EPS	$0.56	$0.27

	Thirty-nine Weeks Ended
	9/24/2020	9/26/2019
Net income (GAAP):	$137,841	$115,290
COVID-19 costs (a)	3,482	—
Secondary offering costs (b)	785	648
Debt modification expense (c)	722	—
Tariff refunds (d)	(4,578)	—
Gain on early extinguishment of debt (e)	(1,015)	—
Store support center relocation and distribution center closure (f)	—	5,384
Operating lease right-of-use asset impairment (g)	—	4,136
Tax benefit of stock option exercises (h)	(22,971)	(30,011)
Tax benefit due to CARES Act (i)	(7,676)	—
Tax impact of adjustments to net income (j)	2,562	(2,090)
Adjusted net income	$109,152	$93,357
Diluted weighted average shares outstanding	105,808	104,812
Adjusted diluted EPS	$1.03	$0.89
(a)Amounts are comprised of sanitation, personal protective equipment, and other costs that directly related to disruptions caused by or efforts to mitigate the impact of the COVID-19 pandemic on our business.
(b)Amounts relate to costs associated with secondary public offerings of the Company’s Class A common stock by certain of our stockholders. The Company did not sell any shares or receive any proceeds from the sale of shares by the selling stockholders.
(c)Represents legal fees incurred in connection with the February 2020 amendment to the senior secured term loan credit facility.
(d)Represents income for estimated tariff refunds related to certain products as well as interest earned on tariff refund receivables.
(e)Represents gain on partial debt extinguishment in connection with the May 2020 amendment to the senior secured term loan credit facility.
(f)Reflects costs incurred in connection with the relocation of our store support center and the closure of our Miami distribution center.
(g)Represents impairment loss for the operating lease right-of-use asset related to our former store support center in Smyrna, Georgia.
(h)Tax benefit due to stock option exercises.
(i)Represents income tax benefit recognized due to the enactment of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), which resulted in a fiscal 2019 tax net operating loss carryback to prior years in which the federal tax rate of 35% was higher than the current federal tax rate of 21%.
(j)Adjustment for taxes related to pre-tax adjustments above and tax reserves, including for uncertain tax positions, related to prior years.

EBITDA and Adjusted EBITDA

	Thirteen Weeks Ended
	9/24/2020	9/26/2019
Net income (GAAP):	$68,774	$40,974
Depreciation and amortization (a)	22,566	18,188
Interest expense, net	2,024	1,978
Income tax expense (benefit)	8,004	(11,552)
EBITDA	101,368	49,588
Stock compensation expense (c)	4,400	2,242
COVID-19 costs (d)	571	—
Loss on asset impairments and disposals, net (f)	—	4,133
Other (g)	389	1,184
Adjusted EBITDA	$106,728	$57,147

	Thirty-nine Weeks Ended
	9/24/2020	9/26/2019
Net income (GAAP):	$137,841	$115,290
Depreciation and amortization (a)	66,230	52,451
Interest expense, net	6,134	7,122
Gain on early extinguishment of debt (b)	(1,015)	—
Income tax expense (benefit)	3,605	(5,355)
EBITDA	212,795	169,508
Stock compensation expense (c)	11,542	6,660
COVID-19 costs (d)	3,482	—
Tariff refunds (e)	(4,016)	—
Loss on asset impairments and disposals, net (f)	—	4,111
Other (g)	1,606	3,528
Adjusted EBITDA	$225,409	$183,807
(a)Excludes amortization of deferred financing costs, which is included as a part of interest expense, net in the table above.
(b)Represents gain on partial debt extinguishment in connection with the May 2020 amendment to the senior secured term loan credit facility.
(c)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and forfeitures.
(d)Amounts are comprised of sanitation, personal protective equipment, and other costs that directly related to disruptions caused by or efforts to mitigate the impact of the COVID-19 pandemic on our business.
(e)Represents income for estimated tariff refunds related to certain products. Interest income for tariff refunds is included within interest expense, net in the table above.
(f)Amount primarily represents impairment loss for the operating lease right-of-use asset related to our former store support center in Smyrna, Georgia.
(g)Other adjustments include amounts management does not consider indicative of our core operating performance. Amounts for the thirteen weeks ended September 24, 2020 primarily relate to costs associated with a secondary public offering of the Company’s Class A common stock by certain of our stockholders, and amounts for the thirty-nine weeks ended September 24, 2020 relate to the costs associated with two such public offerings and the legal fees associated with the February 2020 amendment to the senior secured term loan credit facility. Amounts for the thirteen and thirty-nine weeks ended September 26, 2019 primarily relate to costs associated with the secondary public offering of our Class A common stock by certain of our stockholders, the relocation of our store support center in Smyrna, Georgia, and the closure of our Miami distribution center. The Company did not sell any shares in the offerings and did not receive any proceeds from the sale of shares by the selling stockholders.

Forward-Looking Statements
This release and the associated webcast/conference call contain forward-looking statements. All statements other than statements of historical fact contained in this release, including statements regarding the Company’s future operating results and financial position, business strategy and plans, objectives of management for future operations and the impact of the COVID-19 pandemic, are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections. These statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions regarding the Company’s business, the economy and other future conditions, including the impact of the COVID-19 pandemic.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “could,” “seeks,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “budget,” “potential,” “focused on” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements contained in this release are only predictions. Although the Company believes that the expectations reflected in the forward-looking statements in this release are reasonable, the Company cannot guarantee future events, results, performance or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this release or the associated webcast/conference call, including, without limitation, those factors described in “Forward-Looking Statements,” Item 1, “Business” and Item 1A, “Risk Factors” of Part I and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 9A, “Controls and Procedures” of Part II of the Company’s Annual Report for fiscal 2019 filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2020 (the “Annual Report”) and elsewhere in the Annual Report, those factors described in Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 1A, “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 24, 2020 (the “10-Q”) and elsewhere in the 10-Q, and those described in the Company’s other filings with the SEC.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The forward-looking statements contained in this release or the associated webcast/conference call speak only as of the date hereof. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company’s forward-looking statements occurs, the Company’s business, financial condition and operating results may vary materially from those expressed in the Company’s forward-looking statements. Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained herein or in the associated webcast/conference call, whether as a result of any new information, future events or otherwise.
Contacts
Investor Contacts:
Wayne Hood
Vice President of Investor Relations
678-505-4415
wayne.hood@flooranddecor.com
or
Matt McConnell
Senior Manager of Investor Relations
770-257-1374
matthew.mcconnell@flooranddecor.com